Exhibit 10.1
LIMITED WAIVER, CONSENT AND AMENDMENT NO. 3 TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT
THIS LIMITED WAIVER, CONSENT AND AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of the 13th day of November 2008, by and among (a) REAL MEX RESTAURANTS, INC., formerly known as Acapulco Acquisition Corp., a Delaware corporation (“Real Mex”), ACAPULCO RESTAURANTS, INC., a Delaware corporation (“ARI”), EL TORITO FRANCHISING COMPANY, a Delaware corporation (“ETFI”), EL TORITO RESTAURANTS, INC., a Delaware corporation (“ETRI”), TARV, INC., a California corporation (“TARV”), ACAPULCO RESTAURANT OF VENTURA, INC., a California corporation (“ARV”), ACAPULCO RESTAURANT OF WESTWOOD, INC., a California corporation (“ARW”), ACAPULCO MARK CORP., a Delaware corporation (“AMC”), MURRAY PACIFIC, a California corporation (“MP”), ALA DESIGN, INC., a California corporation (“ALAD”), REAL MEX FOODS, INC., formerly known as ALA Foods, Inc., a California corporation (“RMF”), ACAPULCO RESTAURANT OF DOWNEY, INC., a California corporation (“ARD”), ACAPULCO RESTAURANT OF MORENO VALLEY, INC., a California corporation (“AMV”), EL PASO CANTINA, INC., a California corporation (“EPC”), CKR ACQUISITION CORP., a Delaware corporation (“CKR”), CHEVYS RESTAURANTS, LLC, a Delaware limited liability company (“Chevys”; and collectively with Real Mex, ARI, ETFI, ETRI, TARV, ARV, ARW, AMC, MP, ALAD, RMF, ARD, AMV, EPC and CKR, the “Borrowers”), (b) the lending institutions party hereto as Lenders, and (c) GENERAL ELECTRIC CAPITAL CORPORATION as agent and administrative agent (the “Agent”) for itself and such lending institutions.
RECITALS
WHEREAS, the Borrowers, Lenders, and Agent entered into a Second Amended and Restated Revolving Credit Agreement, dated as of January 29, 2007 (as amended prior to the date hereof and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement);
WHEREAS, substantially contemporaneously with the execution and delivery of this Agreement, Parent, Cocina Funding Corp., L.L.C. (“Cocina”), SCSF Cantinas, LLC (“SCSF Cantinas”), KKR Financial CLO 2007-1, Ltd., KKR Strategic Capital Overseas Fund, Ltd., KKR Strategic Capital Fund, L.P., KKR Strategic Capital Institutional Fund, Ltd. (collectively, “KKR”) and Canpartners Investments IV LLC (“Canpartners”) are entering into an Exchange Agreement (as the same is in effect on the date of this Agreement, the “Exchange Agreement”), pursuant to which the entire amount of Parent Debt and other obligations incurred pursuant to or evidenced by the Parent Debt Documents are exchanged on the date of this Agreement for shares of common stock representing in the aggregate 94.5% of the issued and outstanding capital stock of Parent (such exchange and other transactions contemplated by the Exchange Agreement are herein referred to as the “Exchange”);

WHEREAS, substantially contemporaneously with the execution and delivery of this Agreement, (a) Real Mex, Parent, the lenders party thereto, and Credit Suisse, Cayman Islands Branch, as administrative agent, are entering into a limited waiver, consent and amendment to amended and restated credit agreement substantially in the form of Annex A attached hereto (the “Unsecured Credit Agreement Amendment”), (b) the Agent, Credit Suisse, Cayman Islands Branch, as administrative agent under the Unsecured Term Loan Documents, Cocina, KKR Financial CLO 2005-2, Ltd., Canpartners, the Parent and the Borrowers are entering into a waiver and amendment no. 1 to the subordination and intercreditor agreement substantially in the form of Annex B attached hereto (the “Intercreditor Agreement (Unsecured Term Loan) Amendment”), and (c) the Agent, Credit Suisse, Cayman Islands Branch, as administrative agent under the Parent Debt Documents, Cocina, KKR, SCSF Cantinas, Canpartners and the Parent are entering into a consent, waiver and amendment no. 1 to the subordination and intercreditor agreement substantially in the form of Annex C attached hereto (the “Intercreditor Agreement (Parent Debt) Amendment”);
WHEREAS, Borrowers have requested that the Agent and the Lenders amend certain provisions of the Credit Agreement, consent to the execution and delivery of the Unsecured Credit Agreement Amendment, the Intercreditor Agreement (Unsecured Term Loan) Amendment, the Intercreditor Agreement (Parent Debt) Amendment, the Exchange Agreement and the performance of each of the transactions contemplated thereby, including the Exchange, and waive certain breaches or violations and certain Defaults and Events of Default under the Credit Agreement, all as set forth in this Agreement; and
WHEREAS, the Agent and Lenders agree to such amendments, consents and waivers upon the terms and subject to conditions set forth herein.
NOW THEREFORE, in consideration of the premises and the mutual agreements set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Definitions in Credit Agreement; etc. Unless otherwise defined herein, terms defined in or by reference to the Credit Agreement (as from time to time amended) are used herein as therein defined.
2. Limited Waiver. The Agent and the Lenders hereby waive
(a) any breach or violation of the Credit Agreement (and any resulting Default or Event of Default) to the extent arising solely from the failure of the Borrowers to comply with the financial covenants set forth in §§11.1, 11.2 and 11.3 of the Credit Agreement for the Measurement Period ending September 30, 2008 (and to the extent any of the foregoing breaches, violations, Defaults or Events of Default give rise to a default or event of default under Section 7.2 of the Unsecured Credit Agreement or under the Parent Debt Documents, any Default or Event of Default under §14.1(f) of the Credit Agreement arising solely as a result of any such defaults or events of default); and
(b) any Defaults or Event of Default under §14.1(f) of the Credit Agreement arising solely as a result of a failure to comply with financial covenants set forth in Section 6.5 of the Unsecured Credit Agreement for the measurement period ending September 30, 2008;
provided, that the waivers set forth above shall be limited precisely as written and shall not be deemed or otherwise construed to constitute a waiver of any other Default or other Event of Default or any other provision of the Credit Agreement or any other Loan Document or to prejudice any right, power or remedy which the Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document, all of which rights, power and remedies are hereby expressly reserved by the Agent and the Lenders.

3. Consents. Notwithstanding anything in the Credit Agreement or any other Loan Document to the contrary,
(a) the Agent and Lenders hereby consent to the execution, delivery and performance of the Exchange Agreement and the consummation of the Exchange pursuant to the terms thereof;
(b) the Agent and the Lenders hereby consent to the execution, delivery and performance of the Unsecured Credit Agreement Amendment and the transactions contemplated thereby;
(c) the Lenders hereby consent to the execution, delivery and performance of the Intercreditor Agreement (Unsecured Term Loan) Amendment and the transactions contemplated thereby and authorize, direct and instruct the Agent to enter into the Intercreditor Agreement (Unsecured Term Loan) Amendment; and
(d) the Lenders hereby consent to the execution, delivery and performance of the Intercreditor Agreement (Parent Debt) Amendment and the transactions contemplated thereby and authorize, direct and instruct the Agent to enter into the Intercreditor Agreement (Parent Debt) Amendment.
4. Amendments. The Credit Agreement is hereby amended as follows:
(a) §1.1 of the Credit Agreement is amended by amending and restating the following definitions to read in their entirety as follows:
Applicable Margin. For the period commencing on March 31, 2008 through the date immediately preceding the Amendment No. 3 Effective Date, the Applicable Margin with respect to Revolving Credit Loans that are Base Rate Loans shall be 1.25% and the Applicable Margin with respect to Revolving Credit Loans that are Eurodollar Rate Loans shall be 2.75%. On the Amendment No. 3 Effective Date and at all time thereafter, the Applicable Margin with respect to Revolving Credit Loans that are Base Rate Loans shall be 4.17% and the Applicable Margin with respect to Revolving Credit Loans that are Eurodollar Rate Loans shall be 5.67%.
Base Rate. At any time, a rate per annum equal to the highest of:
(a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent),

(b) the sum of 0.5% per annum and the Federal Funds Rate and
(c) the sum of (x) the ratio of (I) the Eurodollar Base Rate for a period of three months as it appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to such day and (II) the difference between the number one and any applicable Eurodollar Reserve Requirements, plus (y) the excess of the Applicable Margin with respect to Eurodollar Rate Loans over the Applicable Margin with respect to Base Rate Loans, in each instance, as of such day.
Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or the Eurodollar Base Rate.
Change of Control. At any time, the occurrence of one or more of the following events: (i) the Parent shall at any time fail to own, directly or indirectly, 100% of each class of issued and outstanding Voting Stock and economic interests of Real Mex free and clear of all Liens other than Permitted Liens, (ii) any “Change of Control” under the Senior Secured Debt Documents, (iii) any “Change of Control” under (and as defined in) the Unsecured Term Loan Documents, (iv) Permitted Holders shall at any time fail to own, directly or indirectly, 50.1% of each class of issued and outstanding Voting Stock and economic interests of the Parent, or (v) Cocina and its Control Investment Affiliates shall at any time fail to own, directly or indirectly, a greater percentage of the issued and outstanding Voting Stock and economic interest of Parent than any other Person and its Control Investment Affiliates.
Co-Investors. H.I.G. Sun Partners, Inc., SCSF Cantinas and any of their Control Investment Affiliates, and members of the management of the Parent and the Borrowers.
Permitted Holders. Collectively, (a) Cocina, KKR and Canpartners, (b) the Co-Investors, and (c) any Related Parties of (i) Cocina, KKR or Canpartners or (ii) the Co-Investors.
Restricted Payments. In relation to the Borrowers, any (a) Distribution, (b) payment in respect of or purchase of the Senior Secured Debt, or (c) payment in respect of or purchase of the Unsecured Term Loan.
Revolving Credit Loan Maturity Date. The earliest to occur of (a) January 29, 2010, (b) the payment or defeasance in full of the Senior Secured Debt, (c) the payment in full in cash of the Unsecured Term Loan or (d) the date upon which interest on the Permitted Parent Debt is required to be paid in cash pursuant to the terms thereof.

(b) The definition of the term “Consolidated EBITDA” in §1.1 of the Credit Agreement is amended by replacing the phrase “minus (k)” appearing therein with the phrase “plus (k) to the extent deducted in the calculation of Consolidated Pre-Tax Income and without duplication, documented costs and expenses consisting of (i) restructuring costs and expenses incurred and paid by the Parent and/or Borrowers, (ii) severance payments paid to employees of the Borrowers and (iii) fees and expenses incurred and paid by the Parent and/or Borrowers in connection with the closing of the transactions contemplated by the limited waiver, consent and amendment no. 3 to this Agreement, the limited waiver, consent and amendment to Unsecured Term Loan Agreement and the New Equity Documents, each dated as of the Amendment No. 3 Effective Date, in each case incurred and paid on or before February 15, 2009, in an amount not to exceed $2,100,000 in the aggregate for all costs, expenses, payments and fees described in the above clauses (i), (ii) and (iii) minus (l)”
(c) The definition of the term “Eurodollar Base Rate” in §1.1 of the Credit Agreement is amended by replacing the phrase “page BBAM on the Bloomberg Terminal (successor to the Dow Jones Markets Telerate Page 3750) (“Page BBAM”)” appearing therein with the phrase “Reuters Screen LIBOR01 Page” and by replacing the phrase “the Page BBAM (or otherwise on the Bloomberg Terminal)” appearing therein with the phrase “Reuters Screen LIBOR01 Page”.
(d) §1.1 of the Credit Agreement is further amended by adding thereto in the proper alphabetical order the following definitions:
Amendment No. 3 Effective Date. November 13, 2008.
Canpartners. Canpartners Investments IV LLC.
Cocina. Cocina Funding Corp., L.L.C., a Delaware limited liability company.
Exchange Agreement. The Exchange Agreement, dated as of the Amendment No. 3 Effective Date, by and among Cocina, KKR, Canpartners, SCSF Cantinas and the Parent.
Exchange Fee Agreement. The letter agreement, dated as of the Amendment No. 3 Effective Date, by and among Cocina, KKR, Canpartners, SCSF Cantinas and Real Mex.
Interest Coverage Ratio. As at the end of each fiscal quarter of the Borrowers, the ratio of (a) Consolidated EBITDA for the four-fiscal quarter period then ending to (b) Consolidated Total Interest Expense for such four-fiscal quarter period.
KKR. Collectively, KKR Financial CLO 2007-1, Ltd., KKR Strategic Capital Overseas Fund, Ltd., KKR Strategic Capital Fund, L.P., and KKR Strategic Capital Institutional Fund, Ltd.

New Equity Documents. Collectively, (a) the New Stockholders Agreement, (b) the Exchange Agreement, and (c) the Release and Satisfaction (as such term is defined in the Exchange Agreement).
New Management Agreement. Collectively, the management service agreements or consulting services agreement entered into by and among Borrowers or Parent with the prior written consent of the Agent (not to be unreasonably withheld or delayed) and each in form and substance reasonably satisfactory to the Agent.
New Stockholders Agreement. The Shareholder Rights Agreement, dated as of the Amendment No. 3 Effective Date, by and among Cocina, KKR, Canpartners, SCSF Cantinas and the Parent.
Parent Stockholders. Each owner of the issued capital stock of Parent as of the Amendment No. 3 Effective Date, as listed on Schedule 8.18(A) hereto.
Parent Stockholder Affiliates. Any Parent Stockholder and any of its Control Investment Affiliates.
SCSF Cantinas. SCSF Cantinas, LLC, a Delaware limited liability company.
(e) §5.6 of the Credit Agreement is amended by replacing the phrase “multiplied by a per annum rate equal to the Applicable Margin with respect to Loans which are Eurodollar Rate Loans” appearing therein with the phrase “multiplied by a per annum rate equal to 2.75%”.
(f) §8.5(b) of the Credit Agreement is amended and restated to read in its entirety as follows:
“(b) Since December 31, 2007, there has occurred no materially adverse change in the financial condition or business of the Borrowers other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrowers.”
(g) Each of §8.1.2, §8.2, §8.7, §8.25 and §16.4 of the Credit Agreement is amended by replacing the phrase “the Equity Documents” each time such phrase appears therein with the phrase “the Equity Documents, the New Equity Documents”.
(h) §8.19 of the Credit Agreement is amended by adding thereto new clause (e), which shall read in its entirety as follows:
“(e) The New Equity Documents constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby. As of the Amendment No. 3 Effective Date, the representations and warranties of the Borrowers and the Parent contained in the New Equity Documents were true and correct in all material respects when made or deemed to be made except as would not have a Materially Adverse Effect and the Agent and the Lenders may rely on such representations and warranties as if they were incorporated herein on the Amendment No. 3 Effective Date; provided, that nothing contained herein shall prejudice in any way any rights of the Borrowers or the Parent under or in respect of the New Equity Documents, all of which are expressly hereby reserved.”
(i) §9.4(c) of the Credit Agreement is amended by adding, after the last sentence thereof, the following sentence:
“The financial statements, projections and other information delivered by the Borrowers pursuant to this §9.4(c) shall be delivered by the Borrowers to the Agent by electronic means approved by the Agent in an electronic format reasonably satisfactory to the Agent, followed by a hard copy if requested by the Agent.”
(j) §10.4(b) of the Credit Agreement is amended and restated to read in its entirety as follows:
“(b) (i) payment in respect of or purchase of the Senior Secured Debt funded solely with the proceeds of the substantially contemporaneous sale or issuance of common Equity Interest in Parent to Permitted Holders or their Control Investment Affiliates and (ii) cash payment obligations with respect to interest and costs and expenses on the Senior Secured Debt to the extent required by the Senior Secured Debt Documents;”
(k) §10.4(d) of the Credit Agreement is amended and restated to read in its entirety as follows:
“(d) Distributions made by one more Borrowers to the Parent solely to the extent all of the proceeds of such Distributions are promptly upon the Parent’s receipt thereof used by the Parent to make payments of fees and expenses permitted by clauses (a), (b) or (c) of the proviso to §10.10 (and to the extent the Parent makes such payments in the form of a Distribution, such Distributions by the Parent);”
(l) §10.10 of the Credit Agreement is amended by amending and restating the proviso thereto to read in its entirety as follows:
“provided that for so long as no Default or Event of Default is continuing the foregoing restriction shall not apply to (a) payments by the Borrowers and/or the Parent of reasonable expenses (other than fees and expenses of outside counsel) of Cocina, SCSF Cantinas, KKR and Canpartners or their Control Investment Affiliates, in each case incurred by such Person in its capacity as an owner of the Equity Interests in the Parent (including, without limitation, reasonable travel expenses and outside director fees) in an aggregate amount not to exceed $150,000 in any fiscal year for all such Persons, (b) payments by the Borrowers and/or the Parent of management and consulting fees in accordance with the New Management Agreement, in an aggregate amount of all such fees not to exceed one percent (1%) of Consolidated EBITDA in any fiscal year; (c) payments by the Borrowers of reasonable legal fees and expenses of the Parent (other than legal fees and expenses and fees and expenses of auditors and accountants incurred in connection with any litigation relating to or defaults under this Credit Agreement) in an aggregate amount not to exceed $500,000 after the Amendment No. 3 Effective Date; (d) payments of fees, costs and expenses made by Real Mex pursuant to the terms of the Exchange Fee Agreement, as the same is in effect on the Amendment No. 3 Effective Date, in an aggregate amount not to exceed $1,200,000; and (e) Investments permitted under §10.3(k)”
(m) §11.1 of the Credit Agreement is amended and restated to read in its entirety as follows:
11.1 Leverage Ratio. The Borrowers will not permit the Leverage Ratio, determined at the end of and for any period of four consecutive fiscal quarters of the Borrowers ending during any period, or ending on the last day of the fiscal quarter which ends nearest to the calendar quarter end date, described in the table below, to be greater than the ratio set forth opposite such period in such table:

Period
(inclusive of end dates)	Ratio

January 1, 2006 — December 31, 2007	3.85 to 1.00
January 1, 2008 — March 31, 2008	4.00 to 1.00
April 1, 2008 — June 30, 2008	4.00 to 1.00
July 1, 2008 — September 30, 2008	4.00 to 1.00
October 1, 2008 and thereafter	5.25 to 1.00
(n) §11.2 of the Credit Agreement is amended and restated to read in its entirety as follows:
11.2 Adjusted Leverage Ratio. The Borrowers will not permit the Adjusted Leverage Ratio, determined at the end of and for any period of four consecutive fiscal quarters of the Borrowers ending during any period, or ending on the last day of the fiscal quarter which ends nearest to the calendar quarter end date, described in the table below, to be greater than the ratio set forth opposite such period in such table:

Period
(inclusive of end dates)	Ratio

January 1, 2006 — December 31, 2007	5.95 to 1.00
January 1, 2008 — March 31, 2008	6.25 to 1.00
April 1, 2008 — June 30, 2008	6.15 to 1.00
July 1, 2008 — September 30, 2008	6.15 to 1.00
October 1, 2008 and thereafter	6.85 to 1.00

(o) §11.3 of the Credit Agreement is amended and restated to read in its entirety as follows:
11.3 Minimum Interest Coverage Ratio. The Borrowers will not permit the Interest Coverage Ratio, determined for any Measurement Period ending on the last day of each fiscal quarter, to be less than 1.60 to 1.00.
(p) §16.9 of the Credit Agreement is amended by deleting the following two sentences therefrom in their entirety:
“Notwithstanding anything to the contrary set forth herein, GE Capital, in its capacity as Agent hereunder, is permitted at any time without prior notice to resign as Administrative Agent and to appoint Sun Capital or any Sun Capital Affiliate as successor Administrative Agent and Collateral Agent without the prior consent of any Lender or the Borrowers. Upon such appointment, GE Capital shall be discharged from its duties and obligations hereunder and under the other Loan Documents as administrative agent or collateral agent and the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of actions taken or omitted to be taken by it while it was acting as Agent.”
(q) §11.4(A) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(A) The Borrowers will not make, and will not permit any of their Subsidiaries to make, any Capital Expenditures (other than Capital Expenditures funded solely with the proceeds of a sale or issuance of common Equity Interests in Parent to Permitted Holders or their Control Investment Affiliates received by Holdings no earlier than the 60th day prior to the date that the applicable Capital Expenditure is made and no later than the date that the applicable Capital Expenditure is made) in excess of (i) $30,000,000 for the fiscal year ending on or about December 31, 2008 or (ii) $20,000,000 for any fiscal year ending thereafter; provided, however, that if Consolidated EBITDA for any fiscal year (each a “Test Year”) is equal to or greater than $70,000,000, the Borrowers and their Subsidiaries shall be permitted to make Capital Expenditures during the fiscal year immediately following such Test Year in an aggregate amount not to exceed 60% of Consolidated EBITDA for such Test Year (plus Capital Expenditures funded solely with the proceeds of a sale or issuance of common Equity Interests in Parent to Permitted Holders or their Control Investment Affiliates received by Parent no earlier than the 60th day prior to the date that the applicable Capital Expenditure is made and no later than the date that the applicable Capital Expenditure is made)”.

(r) §8.18 of the Credit Agreement is amended by adding, after the last sentence thereof, the following:
“Schedule 8.18(A) lists the owners of all issued capital stock of Parent as of the Amendment No. 3 Effective Date and the percentage of issued capital stock of Parent owned by each such Person (after giving effect to the Exchange and the other transactions contemplated by the New Equity Documents). As of the Amendment No. 3 Effective Date, except as set forth on Schedule 8.18(A), there are no securities convertible into or exchangeable for capital stock of Parent and there are no warrants, options or other rights to purchase, subscribe for or otherwise acquire any capital stock of Parent.”
(s) §13 of the Credit Agreement is amended by adding thereto new §13.5, which shall read in its entirety as follows:
"13.5 Monthly Debt to EBITDA Ratio Compliance. The ratio of (a) Consolidated Funded Indebtedness as of the close of business on the last day of the then most recently completed full fiscal month (such day being a “Compliance Date”) to (b) Consolidated EBITDA for the period of the most recent four (4) consecutive fiscal quarters ending on or prior to the relevant Compliance Date for which financial statements have been delivered pursuant to §9.4(b), does not exceed 5.25 to 1.00.”
(t) §20.1 of the Credit Agreement is amended by deleting the following two sentences therefrom in their entirety:
“Notwithstanding anything to the contrary set forth herein, GE Capital, in its capacity as a Lender hereunder is permitted at any time to assign all of its rights, obligations and liabilities hereunder to Sun Capital or any Sun Capital Affiliate upon its execution and delivery to Sun Capital or any Sun Capital Affiliate of an Assignment and Acceptance Agreement, and any such assignment shall not in any case be subject to the existence or absence of any Default or Event of Default, the delivery of promissory notes, any minimum amount of the loans and commitments assigned, the payment of any assignment fee or any other costs and expenses or the prior consent of any Lender, the Borrowers, Sun Capital or the Administrative Agent. Upon the delivery of such Assignment and Acceptance to Sun Capital or any Sun Capital Affiliate, GE Capital shall be discharged from its duties and obligations hereunder and under the other Loan Documents.”
(u) §21 of the Credit Agreement is amended by replacing the phrase “postal service” with the phrase “postal service or, if approved in writing by Agent, by electronic means”.

(v) Schedule 8.18(A) attached hereto is added to the Credit Agreement as Schedule 8.18(A) thereto.
(w) Exhibit B to the Credit Agreement is amended and restated to read as Exhibit B hereto.
5. Conditions. This Agreement shall be effective on the first day (the “Amendment No. 3 Effective Date”) upon which each of the following conditions precedent have been satisfied:
(a) The Agent shall have received a counterpart signature of the Borrowers and the Lenders to this Agreement;
(b) The Borrowers shall have paid, in immediately available funds, to the Agent for the account of the Lenders a fully earned and non-refundable amendment fee in the amount of $400,000;
(c) The Borrowers shall deliver all other documents listed on, take all actions set forth on and satisfy all other conditions precedent listed in the Closing Checklist attached hereto as Annex D, all in form and substance, or in a manner, reasonably satisfactory to the Agent;
(d) The Unsecured Credit Agreement Amendment shall have been executed and delivered by all parties thereto;
(e) The Exchange shall have been consummated in accordance with the terms of the Exchange Agreement and the Agent shall have received evidence reasonably satisfactory to the Agent that the Parent Debt Documents have been terminated; and
(f) The Borrowers shall have paid to the Lenders or the Agent, all fees that are due and payable on or before the date hereof and shall have reimbursed the Agent for, or paid directly, all fees, costs and expenses incurred by the Agent’s counsel in connection with the closing of the transactions contemplated hereby.
6. Representations and Warranties. The Borrowers represent and warrant to the Lenders and the Agent as follows:
(a) The execution, delivery and performance of this Agreement (i) is within the corporate authority of such Person, (ii) has been duly authorized by all necessary corporate proceedings, (iii) does not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers or any of their Subsidiaries and (iv) does not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, any of the Borrowers or any of their Subsidiaries.
(b) The execution and delivery of this Agreement will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c) The execution, delivery and performance by each of the Borrowers and their Subsidiaries of this Agreement, does not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.
(d) Immediately prior to the execution of this Agreement, none of the Parent or any of its Subsidiaries are in breach of or default under any of the following agreements, except as set forth in Schedule 6(d) hereto (or which breach or default has been, or is contemporaneously herewith being, cured or waived):
(i) any Unsecured Term Loan Document;
(ii) any Senior Secured Debt Document; and
(iii) any other agreement unless, in each case, the breach or default thereunder could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e) Each of the representations and warranties of any of the Borrowers and their Subsidiaries contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time and after giving effect to this Agreement, the Unsecured Credit Agreement Amendment, the Intercreditor Agreement (Unsecured Term Loan) Amendment, the Intercreditor Agreement (Parent Debt) Amendment, the Exchange Agreement and the performance of each of the transactions contemplated thereby, including the Exchange, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and, after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.

7. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.
8. Continuing Effect of the Credit Agreement. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Agents or the Borrowers under the Credit Agreement and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances. This Agreement shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the effectiveness of this Agreement, any reference to the Credit Agreement shall mean the Credit Agreement as amended and modified hereby.
9. Applicable Law. THIS AGREEMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF ILLINOIS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF ILLINOIS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).
10. Headings. Headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
11. Loan Document. This Agreement shall constitute a Loan Document.
12. Reaffirmation. Each of the Borrowers hereby confirms its respective guarantees, pledges, grants of security interests and mortgages and other obligations, as applicable, under and subject to the terms of each of the other Loan Documents to which it is party, and agrees that, notwithstanding the effectiveness of this Agreement, such guarantees, pledges, grants of security interests and mortgages and other obligations, and the terms of each of the other Loan Documents to which it is a party, are not impaired or affected in any manner whatsoever and shall continue to be in full force and effect after giving effect to this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Limited Waiver, Consent and Amendment No. 3 to Credit Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

REAL MEX RESTAURANTS, INC.
ACAPULCO RESTAURANTS, INC.
EL TORITO FRANCHISING COMPANY
EL TORITO RESTAURANTS, INC.
TARV, INC.
ACAPULCO RESTAURANT OF VENTURA, INC.
ACAPULCO RESTAURANT OF WESTWOOD, INC.
ACAPULCO MARK CORP.
MURRAY PACIFIC
ALA DESIGN, INC.
REAL MEX FOODS, INC.
ACAPULCO RESTAURANT OF DOWNEY, INC.
ACAPULCO RESTAURANT OF MORENO VALLEY, INC.
EL PASO CANTINA, INC.
CKR ACQUISITION CORP.
CHEVYS RESTAURANTS, LLC

By:	/s/ Steven L. Tanner
	Name:	Steven L. Tanner
	Title:	Chief Financial Officer

Signature Page to
Limited Waiver, Consent and Amendment No. 3 to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Limited Waiver, Consent and Amendment No. 3 to Credit Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and sole Lender
By:	/s/ Thomas Moro
	Name:	Thomas Moro
	Title:	Authorized Signatory

Signature Page to
Limited Waiver, Consent and Amendment No. 3 to Credit Agreement

ACKNOWLEDGMENT, CONSENT AND REAFFIRMATION
Parent hereby acknowledges the receipt of the above Limited Waiver, Consent and Amendment No. 3 to Credit Agreement and consents to the terms and provision thereof, and hereby (i) confirms and reaffirms all of its guarantees, pledges, grants of security interests and other obligations and undertakings under the Parent Guaranty, the applicable Stock Pledge Agreement and each of the other Loan Documents to which it is a party and (ii) acknowledges and agrees that subsequent to, and after taking account of the provisions of the above Limited Waiver, Consent and Amendment No. 3 to Credit Agreement, such guarantees, pledges, grants of security interests and other obligations and undertakings and the terms of each such Loan Documents are not impaired or affected in any manner whatsoever and shall continue to be in full force in accordance with the terms thereof.
Parent hereby represents and warrants that (a) it has full capacity and right to make and perform this Acknowledgment, Consent and Reaffirmation, and all necessary authority has been obtained; (b) this Acknowledgment, Consent and Reaffirmation constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally; (c) the making and performance of this Acknowledgment, Consent and Reaffirmation does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Acknowledgment, Consent and Reaffirmation have been obtained or made and are in full force and effect.
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Executed this 13 day of November , 2008.

RM RESTAURANT HOLDING CORP.
By:	/s/ Steven L. Tanner
	Name:	Steven L. Tanner
	Title:	Chief Financial Officer

Signature Page to
Acknowledgment, Consent and Reaffirmation